Exhibit 12 (C)
                          SIERRA PACIFIC POWER COMPANY
                       RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                   Year Ended December 31,
                                                            ------------------------------------------------------------------------
      Amounts in 000's                                            2001         2000          1999          1998           1997
EARNINGS AS DEFINED:
  Income (Loss) From Continuing Operations
      After Interest Charges                                $     26,341    $   (335)     $ 68,364    $   88,646     $   86,132
  Income Taxes                                                    10,260      (1,362)       33,489        39,561         36,454
                                                            -----------------------------------------------------------------------
  Income (Loss) From Continuing Operations
      before Income Taxes                                         36,601      (1,697)      101,853       128,207        122,586

  Fixed Charges                                                   68,965      56,753        48,503        47,526         45,611
  Capitalized Interest                                              (660)     (2,779)         (141)       (6,000)        (4,718)
  Preference Security Dividend Requirements
      of Consolidated Subsidiaries                                (3,598)     (3,742)       (3,749)       (4,171)        (4,171)
                                                            -----------------------------------------------------------------------

      Total                                                 $    101,308    $ 48,535      $146,466    $  165,562     $  159,308
                                                            =======================================================================

FIXED CHARGES AS DEFINED:
  Interest Expensed and Capitalized                         $     65,367    $ 53,011      $ 44,754    $   43,355     $   41,440
  Preference Security Dividend Requirements
      of Consolidated Subsidiaries                                 3,598       3,742         3,749         4,171          4,171
                                                            -----------------------------------------------------------------------

      Total                                                 $     68,965    $ 56,753      $ 48,503    $   47,526     $   45,611
                                                            =======================================================================

RATIO OF EARNINGS TO FIXED CHARGES                                  1.47        0.86          3.02          3.48           3.49

  DEFICIENCY                                                $          -    $  8,218      $      -    $        -     $        -


For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt and distributions on preferred securities of consolidated subsidiaries, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, and the portion of rental expense deemed to be attributable to interest. "Earnings" represent the aggregate of income (or loss) from continuing operations before obligated mandatorily redeemable preferred securities, income taxes, and fixed charges, less AFUDC and capitalized interest.


                                      192